Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:	Andrew Samuel
717.724.2800

TOWER BANCORP, INC. APPOINTS NEW BOARD CHAIRMAN

August 18, 2009 HARRISBURG, PA—Tower Bancorp, Inc. (NASDAQ: TOBC) announced today that its Board of Directors has unanimously appointed Andrew Samuel, president and CEO of Tower Bancorp, Inc., to the additional role of Chairman of the Board, effective upon the previously announced retirement of current Chairman Kermit Hicks on August 31, 2009. With the announced change, Samuel will assume the title of chairman, president and CEO of Tower Bancorp, Inc.

“It is a privilege to succeed Kermit Hicks who has dedicated many years of service to our Company. I am very enthusiastic about taking on the additional role of Chairman of the Board at Tower Bancorp, Inc.,” said Samuel. “Tower Bancorp, Inc. has a strong and proven Board of Directors. I am looking forward to working in conjunction with our directors to continue to build the future of the organization, and take advantage of the ever growing opportunities in the south central Pennsylvania and Maryland markets.”

Samuel previously served as the founding chairman, president and CEO of Graystone Financial Corp. prior to Graystone’s merger with Tower Bancorp, Inc. on March 31, 2009.

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 25 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.2 billion, the company’s unparalleled competitive advantage is its 300 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to every financial need. Tower’s Common Stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).

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